EXHIBIT 10.1 TO FORM 10

Umbrella Agreement Between

The Benham Companies, LLC

And

Clean Coal Technologies, Inc.

For The Provision of

Engineering, Procurement and Construction Services

And To Establish

A Revenue Sharing Toll Arrangement

Rev 7, August 21, 2008

.

1.0

BACKGROUND

Clean Coal Technologies, Inc. is the owner of a patented process that removes up to 90% of the impurities, contaminants and other polluting elements inherent in coal, resulting in a more efficient, clean-burning fuel source.  Science Applications International Corporation (SAIC), parent company of The Benham Companies, LLC (BENHAM) has supported Clean Coal Technologies, Inc. (CCTI), since 1987 in the development of a proprietary technology (Technology) to pre-process solid coal in a manner to remove certain pollutants along with excess moisture prior to use as fuel in coal-fired power plants.  CCTI has recently requested that SAIC through BENHAM provide a proposal to provide all engineering, procurement and construction (EPC) services related to the application of this Technology in the U.S. as well as non-U.S locations, including China.

During preliminary meetings in Mclean, Virginia and Oklahoma City, Oklahoma, CCTI and SAIC briefed Benham on the basic concepts envisioned for the Technology and desire to construct processing plants in the U.S. as well as non-U.S. locations, specifically China.

2.0

CURRENT STATUS OF  TECHNOLOGY AND UNIQUE PROJECT CONSIDERATIONS

During meetings in Oklahoma City on October 29 and 30, 2007, CCTI provided to Benham current patent information (patent number US 6,447,559 B1 issued Sept 10, 2002) related to the Technology.  The patent information describes the basic concept of processing coal through multiple stages of heating zones to sequentially drive off moisture and various other compounds.  The specific method of processing the coal i.e., vessels, structures, motive forces, heat sources, burner designs and heat recovery systems were not specified.

After discussing the process with CCTI during the referenced meeting, Benham has concluded that a considerable amount of research/development and custom engineering will be required to achieve the goals outlined in the patent application and conveyed by CCTI personnel.  The Technology can be divided into individual processes, each with multiple engineering challenges as follows:

2.1

Selection and design of optimum structure for heating the coal in multiple stages at a controlled rate, i.e.:

2.1.1

Inclined rotary vessel, vertical tower with inclined feeders, static designs with moving conveyance, etc.

2.1.2

Basic requirement is to heat the coal to prescribed temperatures at prescribed rate without introducing oxygen into the process

2.2

Selection and design of proper handling and conveyance method to be used to move the coal through the process including:

2.2.1

Handling of the coal to prevent excessive physical destruction

2.2.2

Withstanding of high temperature environment

2.2.3

Ease of sealing against introduction of air

2.2.4

Controllability

2.3

Selection and design of method of introducing heat to high temperature zone(s).  During the initial discussions, Benham performed heat input calculations that indicate the process will be likely be too expensive if purchased or self-generated electricity is required for the heat source.  The viability of the process will likely hinge on the design of a heating system using a slip stream of the processed coal as the fuel source.  The design of this burner as a closed radiant system will present special challenges.

2.4

Selection and design of heat recovery methodology.  As noted in 2.3, the energy consumption of the process will be critical to a successful business plan.  Issues include:

2.4.1

Minimization of  the amount of processed coal diverted to the heating process

2.4.2

Efficient heat recovery process that achieves maximum re-use of the heat from the high temperature zones to the low temperature zones without introduction of air

2.4.3

Proper handling of the fly ash issues.

2.5

Selection and design of process to recover hydrocarbons and other coal pollutants.  Custom separation vessels may be required to address the specific chemistry encountered.

Based on the above issues, the project will require creative, unique, custom designs for each of the challenges described, as opposed to a straightforward process/application engineering project where existing unit processes are applied to the overall project.

The requirement for this design approach is further discussed in the Compensation section of this proposal.

3.0

PROJECT APPROACH

Benham proposes to provide EPC services to CCTI on a phased basis.  The phases are as outlined below.  Benham and CCTI (or its designated in-country partner or customer) will execute a separate EPC or Design/Construction Management contract for each Location-Specific plant.  The specific EPC or Design/Construction Management contract will contain all typical terms and conditions for design and construction; however, the project approach and compensation shall be as follows:

•

Phase 1

Conceptual Design- Basic Process Unit

Upon identification of a CCTI customer for Location-Specific Plants, Benham will proceed with additional phases as follows:

•

Phase 2

Conceptual Design- Location-Specific Plant

•

Phase 2A Feasibility Report For Location-Specific Plant and Revised Patent Application Support

•

Phase 3  Preliminary Design- Location-Specific Plant

•

Phase 4 EPC –Location-Specific Plant

•

Phase 5 Commissioning and Optimization Location-Specific Plant

•

Additional Phases (repeat of Phases 4 and 5) for expanded capacity at Location-Specific Plant

3.1

Phase 1- Conceptual Design of Process Unit Rated at 30 Tons Per Hour (Coal Input).

 This Phase does not include coal receiving and handling or coal handling after processing.

*

Basic Process Unit Design

*

Structural Layout

*

Internal feeder conveyor concept including refractory issues

*

Heat source and burner concept

*

Heat recovery concept

*

Gas recovery concept

*

Process unit control concept

*

Process Flow Diagram for Single Process Unit

*

Heat and Material Balance

*

Utility Requirements Diagrams

*

Conceptual Equipment Data Sheets

*

Conceptual Cost Estimate

1.2

Phase 2- Conceptual Design of Location-Specific Plant

This phase will consist of applying the Process Unit Design developed in Phase 1 to develop a concept for the overall Location-Specific Plant

•

Determine number of process units required for initial design production capacity

•

Conceptual Plant Layout

•

Layout of coal receiving and distribution to process units

•

Layout of processed coal distribution to load-out station

•

Determination of plant utility requirements

•

Conceptual Project Schedule

•

Conceptual Plant Cost Estimate

1.2

Phase 2A- Feasibility Study  as Required by Specific Customers

This phase will consist of utilizing the information developed in Phases 1 and 2 above to provide the Feasibility Studies as may be required by specific customers.  The content of any particular feasibility will vary.  An example of such Feasibility Study for a China customer is outlined in the Table of Contents shown in Attachment 1.  The Feasibility Study will consist of a joint effort between Benham/SAIC, CCTI and CCTI’s particular customer or Partner.  The assumed responsible party for each element of the Feasibility Study is indicated in Attachment 1.

3.4

Phase 3

 Preliminary Design of Location-Specific Plant

Based on the approved Concept Design, Benham will proceed with the Preliminary Design of the Location-Specific Plant.  During this phase, all documents will be advanced to a stage suitable for refining the cost estimate to the point of obtaining approval to begin equipment procurement and final EPC.  The activities include:

*

Refine all conceptual documents

*

Gather all detail site information

*

Process Flow Diagrams are advanced to Piping and Instrumentation Diagrams (P&ID's)

*

Plant Layout is Finalized

*

Preliminary Civil, Structural, Mechanical and Electrical Plans and Details

*

Equipment Specifications and Data Sheets Finalized

*

Instrument Specifications Finalized

*

Functional Specification for integrating  the Basic Process Unit Control System into a plant-wide control and monitoring system for the Location-specific Plant indicating all control and monitoring requirements, Human-Process interfaces and equipment specifications

*

Initiate Coordination with Local Authorities- Environmental, Safety and Building Permits

*

Updated Cost Estimate for approval for final EPC

*

Prepare Detail Project schedule

3.5

Phase 4- Final Engineering and Construction

*

Equipment Procurement Process initiated

*

Negotiations/Selection of Equipment Fabricators

*

Negotiations/Selection of Non-U.S.  Design and Construction Partners (if required)

*

Final Process Engineering- Benham

*

Final Balance of Plant Engineering- Non U.S. Partner/Design Institute (if required)

*

Prepare Commissioning Plan

*

Coordination with Local Authorities for required permits

*

Site Mobilization and early site work

*

Coordination of imports

*

Oversight of Balance of Plant design by Non-U.S Partner/ Design Institute (if required)

*

Construction/Equipment Installation by Benham as an EPC contractor or through a Construction Management Agreement with Benham whereby equipment and labor contracts held by CCTI, its in-country partner or customer as designated by CCTI.

3.6       Phase 5- Commissioning and Optimization of Location-Specific Plant

After completion of construction, Benham will commission all systems in accordance with the Commissioning Plan prepared during Phase 6 to assure proper operation in accordance with design intent before turnover for production.

After successful Commissioning, the Location-Specific Plant will be turned over for production start-up.  During the initial phases of production, Benham will participate with CCTI in the Plant Optimization Phase to achieve ramp-up to full production level in the minimum period.

4.0

Compensation

1.1

Concept Phases

For each Location-Specific Plant identified by CCTI, Benham will perform the services outlined in Phases 1 and 2 on an hourly basis in accordance with Attachment 2, Schedule of Hourly Rates.  We estimate the total fee per location for Phases 1, 2 and 2A to be between $100,000 and an upper limit of $500,000, excluding any international travel.

1.2

EPC Pricing

Benham proposes that EPC pricing for Location-Specific Plants be based on a combination of direct cost of labor and material plus fees to cover general conditions, engineering, overhead and profit.  The standard fees shown below are estimates at this time and will be refined after the Concept Phase to reflect the actual scope and complexity of the project:

Equipment Cost

Based on open book bids obtained by Benham

Labor and Material Subcontracts

Based on open book bids obtained by Benham

Equipment and Labor Contingency

As Agreed by CCTI

General Conditions for

Construction Management

(Construction supervision,

procurement, project controls

plus miscellaneous cost not included

in trade subcontracts)

 8.0  Percent of Equipment and Labor Cost

Engineering

10.0  Percent of Bottom Line EPC Cost

Construction Overhead

  5.0  Percent of all above

Construction Profit

  8.0  Percent of above (excluding engineering and labor portion of construction management)

Travel and living expenses are not included and will be reimbursed at cost plus 10  percent.

1.3

Construction Management Pricing

In particular locations where it is not practical from a legal or business standpoint for Benham to provide full EPC services, the Location-Specific projects shall be executed using a Construction Management approach whereby:

Benham performs design as outlined in the EPC section above

Benham solicits bids and writes contracts for equipment, material and labor subcontracts as an agent of CCTI, its in-country partner or customer.  The actual contracts will be held by CCTI, its in-country partner or customer as determined by CCTI.

Benham oversees all commissioning, start-up and ramp-up activities.

All fees for Construction Management services shall be same as outlined above for EPC contracting arrangement.

4.3 Billing and Escrow

An Escrow Agreement will be executed by and between The Benham Companies and CCTI for the purpose of funding anticipated project expenses. The escrow account will be set-up at a US bank that is mutually acceptable to both parties. Deposits will be made into the Escrow account by CCTI on the first business day of each month. Each monthly deposit will be made in an amount equal to the pro forma invoice submitted by Benham to CCTI seven (7) business days prior to the end of each month. The pro forma invoice will represent the forecasted cost for that month.

Benham will prepare and present to CCTI a monthly progress invoice no later than the 6th day of the month. Benham shall be paid from the escrow account no later than the 15th day of the same month.

4.4

Additional Consideration for EPC Pricing

As discussed in paragraph 2.0 above, successful implementation of the process Technology contemplated by CCTI will require the development by Benham of unique design solutions not currently available as standard technology.   Development of these solutions will add value to the CCTI Technology.  CCTI shall grant Benham, the right, without fee, to use and/or sell any such technology to any other party as long as the application does not compete with the CCTI Coal Processing Technology. CCTI would be eligible to receive a portion of the proceeds of any agreement that utilizes technology developed.

In recognition of the value to be provided by Benham toward the commercialization of the CCTI Coal Processing Technology, CCTI agrees to the following:

1)

When the selection of an EPC Contractor for any future plants to be built utilizing CCTI Technology is within CCTI’s control, CCTI shall contract with Benham on an exclusive basis for all EPC services.  For instances when such selection is not within the sole control of CCTI, then CCTI shall make recommendations and assist Benham in any reasonable way to obtain the EPC contract.

2)

Pay to Benham a toll of five percent of all gross revenues received by CCTI from the sale of the CCTI Technology, the operation of franchised plants utilizing the CCTI Technology or revenue received on any other basis that is related to the Technology described in this agreement. This clause will remain in effect for a period of 15 years, commencing from the date that CCTI receives its initial revenue stream from its China operations.

ACCEPTANCE OF PROPOSAL

Date __________________________

Date_________________________

CLEAN COAL TECHNOLOGIES, INC.

THE BENHAM COMPANIES, LLC

_________________________________

______________________________

Doug Hague

Kenneth A. Nelson

President & Chief Executive Officer

Senior Vice President